Exhibit 10.15
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June 1, 2010
Doug Laird
Dear Doug:
     You and QlikTech Inc. (the “Company”) previously entered into an Offer Letter dated November 6, 2008 (the “Original Offer Letter”). The Company is pleased to offer you the following terms in this amended and restated offer letter, which supersedes and replaces in its entirety the Original Offer Letter. You will continue to serve as the Vice President, Marketing, reporting directly to the Company’s CEO.
Your annual base salary will be $190,000.00. In addition to the base salary, you are eligible to participate in a bonus plan determined by the Company’s Board of Directors, which can yield up to an additional $110,000.00 in compensation annually for on-target performance. Compensation from the Company will be subject to applicable withholdings for the payment of wages. Your compensation level and structure will be reviewed by the Company’s Board of Directors on an annual basis.
As Vice President, Marketing, you will report to the Company’s President and CEO, Lars Björk, and be an integral part of QlikTech’s team.
In connection with your employment with the Company, you were awarded a stock option to purchase up to 300,000 shares of the common stock of Qlik Technologies Inc. (“Qlik”) pursuant to (i) the terms and conditions of Qlik Technologies Inc.’s 2007 Omnibus Stock Option and Award Plan (the “Plan”) and (ii) a stock option award agreement (which provides for vesting, exercise, forfeiture, and other customary terms and conditions) (the “Option Agreement”). The Option Agreement provides for a one-year initial “cliff” for vesting purposes, and will thereafter vest on a quarterly basis, over a total period of 4 years. The Option Agreement also provides for accelerated vesting if, within the one year period following a Change of Control (as defined in the Plan), your employment is terminated as a result of a Termination Without Cause (as defined in the Plan), so that the vesting of your option will be accelerated by a period of 12 months measured from the date your employment is so terminated.
If, and only if, Qlik completes an initial public offering of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, on or before January 1, 2011 (a “Qualifying IPO”) and a Separation (as defined below) occurs following such Qualifying IPO (a “Post-IPO Separation”), then you shall be entitled to the following benefits:

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1. If your employment is terminated as a result of a Termination Without Cause (as defined in the Plan) and a Separation (as defined below) occurs, you will be entitled to the benefits in this Section contingent upon your execution of an agreement releasing any and all claims you may have against the Company, and their affiliates arising out of: (a) your employment or termination from employment, for whatever reason, (b) this Offer Letter, or (c) any other agreement between the Company and its affiliates and you, in a form satisfactory to the Company in its sole discretion. You must execute and return the release on or before the 45th day after your Separation (the “Release Deadline”). If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this paragraph and subparagraphs. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the conditions of this paragraph are met, you will be entitled to the following:
     (a) The Company will continue to pay you your then current Base Salary for six (6) months following the date of the Separation (the “Severance Period”) in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the 10th business day following the Release Deadline and, once they commence, will be retroactive to the date of the Separation. If your breach any obligations under your Proprietary Information, Assignment of Inventions and Non-competition, the Company may immediately cease all severance payments under this subparagraph. For purposes of Section 409A of the Code, each salary continuation payment under this subparagraph (a) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under this subparagraph (a), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after the your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.
     (b) The Company will pay you any pro rated bonus amount based on the number of days you were employed during the year in which the Separation occurs. Notwithstanding the foregoing, the bonus payment, if any, will only be paid to the extent that applicable individual and Company performance goals are deemed to have been met for the applicable bonus period. The bonus payment will be paid, if at all, on the date when Company bonuses are paid to other employees of the Company, but in no event later than March 15th following the year of the Separation.

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     (c) If you elect to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the six (6)-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A of the Code and, to the extent that any such amount or benefit is, or becomes subject to, Section 409A of the Code due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with Section 409A of the Code, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits. To the extent possible, this Agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent. In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on you under Section 409A of the Code or under any other similar provision of state tax law (including without limitation in connection with any payment or benefits described in this letter, or any damages for failing to comply with Section 409A of the Code, any other similar provision of state tax law, or the provisions of this paragraph.
2. In addition, in the event your employment is terminated as a result of a Termination Without Cause (as defined in the Plan) and a Separation occurs within 12 months following a Change in Control (as defined in the Company’s 2010 Omnibus Equity Incentive Plan), and you comply with the release requirements described above, then all of your outstanding equity awards (whether granted under the Company’s 2007 Omnibus Stock Option and Award Plan, 2010 Omnibus Equity Incentive Plan, or otherwise) will immediately vest and become exercisable in full on the date of Separation, provided that any awards subject to performance-based vesting will remain subject to the agreement evidencing such performance-based awards.
For the avoidance of doubt, if a Qualifying IPO does not occur, you shall not be entitled to the foregoing payments and benefits.
You will continue to work at the Company’s office in San Mateo, CA. This position requires both day and overnight trips to existing and prospective partners and customers, as well as trade shows, seminars, user groups, and other similar events.

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QlikTech offers its employees a comprehensive benefit plan which includes medical and dental insurance, a 401K plan, and long/short term disability. In addition you will receive 15 paid vacation days on an annual basis. Your eligibility to participate in specific benefit plans is subject to the applicable terms of those plans as they may be established, modified, replaced or amended from time to time. Should you have any questions regarding QlikTech’s benefit plans, please feel free to contact our Director of HR Processes, Sandi Creyaufmiller.
Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
This Offer Letter represents the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof, except that the Option Agreement continues to control the previously granted stock options except to the extent this Offer Letter expressly amends the terms thereof.
You will remain bound by the proprietary information, inventions and non-solicitation agreement with the Company that you previously signed (the “Proprietary Information Agreement”).
If this offer is agreeable to you, please sign and date below and return this letter to me within five (5) days of your receipt of this letter.
We are excited by the prospect of you joining our team and continuing as valued contributor to QlikTech’s continued growth and success.

Sincerely,	I ACCEPT

QLIKTECH INC.

/s/ Lars Björk Lars Björk,	/s/ Doug Laird Doug Laird	Date June 1, 2010

President & CEO